Exhibit 99.5

CHINA MINSHENG BANKING CORP., LTD.

No.2,Fuxingmennei Ave., Xicheng District

Beijing 10031 P.R. China

CONFIDENTIAL

May 29, 2017

Silver Biotech Investment Limited

c/o Unit 3001, China World Tower 2

No. 1 Jian Guo Men Wai Avenue

Beijing 100004, People’s Republic of China

Attn: Ms. Shirley Lin

SciClone Pharmaceuticals, Inc.

Commitment Letter

Ladies and Gentlemen:

You have advised China Minsheng Banking Co., Ltd., (“CMBC”, “we”, “us”, the “Commitment Party or the “Initial Lender”) that Silver Biotech Investment Limited, a Cayman Islands company (“HoldCo”), formed at the direction of designated affiliates of GL Capital Management GP Limited, CDH Fund V, L.P., Bank of China Group Investment Limited, Mr. Weihang Zhu and such other parties (if any) from time to time becoming a member of the buyer consortium (collectively, the “Sponsors”) intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Fee Letter. This letter, the Transaction Description and the Term Sheet, are collectively referred to as the “Commitment Letter.”

1.          Commitments.

In connection with the Transactions, CMBC is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Facilities, subject only to the conditions set forth in paragraph 5 of this letter and in Exhibit C attached hereto (the “Initial Funding Conditions”).

2.          Titles and Roles.

It is agreed that the Commitment Party will act as (i) the lead arranger for the Facilities (the “Lead Arranger”), and (ii) the administrative agent and collateral agent for the Facilities (in such capacity, the “Administrative Agent”).

3.          Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) customary financial estimates, forecasts and other projections delivered to us by you (the “Projections”) and pro forma financial information and (ii) information of a general economic or general industry nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Party directly or indirectly by you, the Sponsors, the Target or by any of your or their respective subsidiaries or representatives, in each case, on your or their behalf in connection with the transactions contemplated hereby, is or will be, when furnished and taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto provided to the Commitment Party from time to time) and (b) the Projections that have been or will be made available to the Commitment Party by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances).

4.          Fees.

As consideration for the commitments of the Initial Lender hereunder and for the agreement of the Lead Arranger to perform the services in arranging the Facilities, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

5.          Conditions.

The commitments of the Initial Lender hereunder to fund the Facilities on the date of the consummation of the Acquisition (the “Closing Date”) and the agreements of the Lead Arranger to perform the services described herein are subject solely to the satisfaction of the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Party) of such conditions, the initial funding of the Facilities shall occur.

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Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (a) such of the representations made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) made in the Credit Documentation, (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the Initial Funding Conditions are satisfied (or waived by the Commitment Party) and (iii) to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (a) the pledge and perfection of the security interests in assets with respect to which a lien may be perfected by the filing of a financing statement or other similar statement under the Uniform Commercial Code or Cayman Islands laws, (b) delivery of certificated equity securities of the Merger Sub and (c) delivery of certificated equity securities of subsidiaries of the Target, only to the extent received from the Target so long as you have used commercially reasonable efforts to obtain them on the Closing Date) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrowers acting reasonably, but no later than (i) five Business Days (to be defined under the Credit Documentation) after the Closing Date with respect to certificated equity securities of subsidiaries of the Borrowers and (ii) otherwise, 30 days after the Closing Date (in each case, or such longer period as may be agreed by the Administrative Agent and the Borrower Representative acting reasonably). For purposes hereof, “Specified Representations” means, the representations and warranties applicable to the Sponsors and the Borrowers to be set forth in the Credit Documentation relating to organizational existence; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, providing credit support under, performance of, and granting of security interests in the Collateral pursuant to, the Credit Documentation; Federal Reserve margin regulations; the use of the proceeds of the Facilities not violating the Patriot Act, OF AC or FCPA; the Investment Company Act; the incurrence of the loans to be made under the Facilities, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Facilities, and the entering into of the Credit Documentation, do not conflict with the organizational documents of the Borrowers; and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. For the avoidance of doubt, in no event shall the Specified Representations include any representation or warranty with respect to the Target or any of its subsidiaries. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

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6.          Indemnity.

To induce the Commitment Party to enter into this Commitment Letter and the Fee Letter and to proceed with the Credit Documentation, you agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and the officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out- ofpocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of- pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non- appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent and the Lead Arranger to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time and (b) subject to the funding of the Facilities on Closing Date, to reimburse the Commitment Party on the Closing Date (to the extent you have been provided an invoice therefor at least three (3) Business Days prior to the Closing Date, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of the Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), travel expenses and reasonable fees, disbursements and other charges of one firm of counsel to the Commitment Party, the Lead Arranger, and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Party in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that notwithstanding the foregoing, only one inventory appraisal and one field exam in each relevant jurisdiction shall be included in the definition of Expenses. The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that the Indemnified Persons may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the gross negligence, bad faith, material breach or willful misconduct of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 6; and (iii) none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Person shall be liable for any claims between or among Indemnified Persons that do not involve any acts or omissions of the Sponsors or the Borrowers.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against one or more Indemnified Persons in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 6.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes a full and unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 6 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Notwithstanding anything herein to the contrary, any Indemnified Person shall always retain the right to parrticipate in the defense of any Proceeding at its own expense.

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its controlled affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its controlled affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or controlled affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

7.          Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party and its affiliates will not use confidential information obtained from you, the Target or any of your or its subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or its subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Party and its affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Party and its affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or its subsidiaries or affiliates confidential information obtained by them from other persons.

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You further acknowledge that certain of the Commitment Party’s affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, such affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target, the Target’s customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrowers, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with those of the Target and you and your and its respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and the Borrowers and your and their respective subsidiaries and affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and its respective affiliates, on the one hand, and you, the Borrowers and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrowers, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target or your or its respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you, the Borrowers, or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target, the Borrowers or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Party and its affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

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You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty with respect to the Facilities or the Transactions and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

8.          Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arranger (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your and your affiliates’ officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof (“Holdco Related Parties”), on a confidential and need-to-know basis, (b) if the Commitment Party consents in writing to such proposed disclosure, (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure), (d) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations owing to the Commitment Party any of its subsidiaries, (e) to the extent that such information is or was received by your or any Holdco Related Parties from a third party that is not, to your or such Holdco Related Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Commitment Party any of its subsidiaries or (f) to the extent that such information is independently developed by you or any Holdco Related Parties without the use of any confidential information; provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), and (iv) if the fee amounts payable pursuant to the Fee Letter and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis.

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The Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of the CMBC Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by the Commitment Party or any of the CMBC Related Parties from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Party or any of the CMBC Related Parties without the use of any confidential information, (f) to the Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each the Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (such related persons described in this clause (f), collectively, the “CMBC Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure, or (j) to the extent such information was already in the Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by the Commitment Party to any person that is at such time any prospective Lender without your prior written consent. In the event that the Facilities are funded, the Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Credit Documentation upon the initial funding thereunder to the extent that such provisions are binding on the Commitment Party.

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The confidentiality provisions set forth in this Section 8 shall survive the termination of this Commitment Letter and (other than your obligations with respect to the Fee Letter) shall expire and shall be of no further effect after the second anniversary of the date hereof.

9.          No Announcements.

None of the parties to this Commitment Letter shall make, and each shall cause each of its affiliates to not make, any public announcement regarding the Transactions or the Facilities without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Acquisition is publicly announced or disclosed, the Commitment Party shall have the right, at its own expense, to disclose its participation in the Facilities in a public announcement in form and substance reasonably acceptable to you.

10.        Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Party in such manner as the Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter constitute the binding and enforceable agreement with respect to the subject matter contained herein or therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

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EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each party hereto that is organized outside the United States, in respect of itself, its subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such party or its respective subsidiaries or any of its or its respective subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such party, for itself and on behalf of its subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each party further agrees that the waivers set forth in this paragraph shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), we and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and their affiliates, which information may include their names, addresses, tax identification numbers and other information that will allow each of us to identify the Borrowers and the Sponsors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arranger shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation, reimbursement, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Term Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lender’ commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

10

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Party (or its legal counsel) executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on June 30, 2017. The Initial Lender’s commitments and the obligations of the Commitment Party hereunder will expire at such time in the event that the Commitment Party (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) twelve (12) months period after the date on which you execute this Commitment Letter, (ii) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on the date that is five business days after the Termination Date (as defined in the Acquisition Agreement as of the date hereof) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Commitment Party to provide the services described herein shall automatically terminate unless the Commitment Party shall, in their sole discretion, agree to an extension in writing.

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11

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CHINA MINSHENG BANKING CORP., LTD, HONG KONG BRANCH.

By:	/s/ Li Ming
Name: Li Ming

Title: Assistant CEO

China Minsheng Banking Corp., Ltd. Hong Kong Branch

CMBC – Project Tiger – Commitment Letter

Accepted and agreed to as of the date first above written:

Silver Biotech Investment Limited

By:	/s/ Yang Yang
Name: Yang Yang

Title: Director

Silver Delaware Investment Limited

By:	/s/ Ting Ping Ping
Name: Ting Ping Ping

Title: Director

CMBC – Project Tiger – Commitment Letter

EXHIBIT A

SciClone Pharmaceuticals. Inc.

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Holdco intends to acquire (the “Acquisition”), through the Merger and the Sponsor Share Contribution (each as defined below), all of the equity securities of [Tiger], a Delaware corporation (the “Target”). On or about the date hereof, Holdco, [Merger Sub], a Delaware corporation and a wholly- owned subsidiary of Holdco (“Merger Sub”) and the Target entered into an Agreement and Plan of Merger (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”), pursuant to which Merger Sub would merge with and into the Target, with the Target continuing as the surviving corporation as and when provided for in the Acquisition Agreement (the “Merger”). Upon the Merger, each share of common stock of the Target (other than the Sponsor Shares (as defined below)) will be cancelled and converted into the right to receive cash consideration in the amount specified in the Acquisition Agreement (the “Per Share Acquisition Consideration”, collectively, the “Acquisition Consideration”). Each share of common stock of the Target beneficially owned by the Sponsors or their respective affiliates (the “Sponsor Shares”, the value of which calculated at the Per Share Acquisition Consideration being the “Sponsor Shares Consideration”) will be transferred to Holdco concurrently with Merger (the “Sponsor Share Contribution”).

In connection with the foregoing, it is intended that:

a)	HoldCo and Merger Sub will obtain the Facilities described in the Term Sheet;

b)	The proceeds of the Facilities will be applied (i) to finance the payment of the Acquisition Consideration, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees, costs and expenses, the “Transaction Costs” and, together with the Acquisition Consideration, the “Acquisition Funds ”) and (iii) for the other permitted purposes described in the Term Sheet.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

SciClone Pharmaceuticals. Inc.

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions1

Borrowers:

Holdco and Opco (each a “Borrower” and, collectively, the “Borrowers”), with “Opco” being defined for purposes hereof as Merger Sub, prior to the Acquisition, and Target, after the Acquisition. The Borrowers shall be jointly and severally liable for payment and performance of the Facilities. However, if at any time Opco shall be dissolved or merged into Holdco after the Closing Date, Holdco shall thereafter be the sole Borrower (and the Borrower Representative), and any provisions of the Credit Documentation applicable to Opco shall be apply to Holdco.

Within 15 days of the Merger, Target, as the surviving entity, shall confirm in writing, for the benefit of the Administrative Agent and the Lenders, its assumption of the obligations of Merger Sub under the Facilities. If Target fails to so confirm such assumption within such 15-day period, the Administrative Agent may elect in writing to accelerate the loans under the Facilities and double the interest rate applicable thereto.

Borrower Representative:	Opco shall act as the Borrower Representative for and on behalf of the Borrowers. Any request, notice, certificate or other similar instrument delivered by the Borrower Representative to the Lenders under any of the Credit Documentations or other action taken by or failure to act by the Borrower Representative under any of the Credit Documentation shall be deemed taken by it for and on behalf of the Borrowers and shall be conclusively binding upon the Borrowers, and any request, notice, certificate or other similar instrument delivered by the Administrative Agent or any other Lenders to the Borrower Representative shall be deemed delivered to the Borrowers and binding on them for all purposes of the Credit Documentation.

Lenders:	China Minsheng Banking Co., Ltd. Shanghai Pilot Free Trade Zone Branch, and if and to the extent such branch fails to fund the Facilities (as defined below) for any reason (other than the failure of conditions precedent), China Minsheng Banking Co., Ltd. Hong Kong Branch, and certain other financial institutions acceptable to Borrower Representative (collectively, the “Lenders”).

Facilities:	A senior secured term loan facility in the original principal amount of up to US$220,000,000 (the “Facilities”); provided that the total Facilities amount shall not in any event exceed 37% of the aggregate amount of the Acquisition Consideration and the Sponsor Shares Consideration.

Purpose:	The proceeds of borrowings under the Facilities will be used by the Borrowers on the Closing Date solely to pay the Acquisition Funds.

1 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached.

B-1

Availability:

The Facilities shall be borrowed in a single drawing on the Closing Date. Upon the satisfaction of the Initial Funding Conditions, the Lenders shall fund the Facilities. Amounts borrowed under the Facilities that are repaid or prepaid may not be reborrowed.

The Facilities will be routed through China Minsheng Banking Co., Ltd., at its Hong Kong Branch or other branches as applicable to the bank account provided by the authorized paying agent. If the Merger does not ultimately occur after funding, the Facilities will be refunded to Minsheng within ten business days.

Security:

The Borrowers shall provide the following collateral to the Administrative Agent, as security for the Facilities,

i)         100% of the equity interests in Opco;

ii)        100% of the equity interests in Holdco; and

iii) immediately after the Acquisition, (x) 65% of the equity interests in SciClone Pharmaceuticals International Limited (“SPIL”) and SciClone Pharmaceuticals Italy SRL (“SPItaly”) and (y) Holdco’s pledge of 100% of the equity interests in Target shall be reaffirmed and perfected.

Additionally, if any direct subsidiary of Holdco (other than Opco) is established, then, 100% of the equity interests thereof shall be pledged to Administrative Agent (reduced to 65% if such subsidiary is treated as a controlled foreign corporation for U.S. tax purposes).

To the extent the Borrower Representative determines that tax restructurings initiated by Borrowers permit such pledges (or increased pledges) without adverse tax consequences, then (x) SPIL and SPItaly shall pledge 100% of their equity interests in their respective directly-owned subsidiaries and (y) the foregoing pledges in the equity interests of SPIL and SPItaly limited to 65% (including any pledges pursuant to this sentence) shall be increased to 100%.

Equity holders’ Undertaking:

Sponsors shall enter into an agreement with the Administrative Agent (the “Sponsor Undertaking”) pursuant to which each Sponsor will agree to remain indirect shareholders of the Borrowers, holding a sufficient percentage of their voting equity interests to enable them to comply with the following, and to use their voting rights under their indirect equity investment in the Borrowers, to direct the Borrowers to take commercially reasonable steps to cause their direct and indirect subsidiaries to distribute or loan Available Cash (defined below) to, ultimately, the Borrowers on each date on which repayment of the Facilities is due, in aggregate amounts sufficient for the Borrowers to satisfy such repayment obligations on a timely basis in accordance with the terms of the Credit Documentation. For purposes of the foregoing, “Available Cash” shall mean, with respect to each subsidiary of the Borrowers, unrestricted cash available for distribution under applicable law, and which may be distributed or loaned as contemplated above in a reasonably prudent and cost-effective manner, and in accordance with all applicable laws.

Holdco shall enter into an agreement with the Administrative Agent pursuant to which Holdco will undertake (i) immediately upon and after the Acquisition, to be the shareholders of the Target which shall become a Borrower, (ii) to take all of the same actions required of each Sponsor under the Sponsor Undertaking and (iii) to cause the Borrowers not to take any Material Action without the prior written consent of the requisite voting majority of the Lenders.

B-2

As used herein, “Material Action” means any of the following event in respect of the Borrowers, in each case, to the extent not permitted by the Credit Documentation:

(i)           Any merger, spin-off, dissolution, liquidation, termination of business, restructuring, sale, or change of corporate form;

(ii)          Any amendment to the articles;

(iii)         Any transfer or pledge of shares by shareholders;

(iv)         Any pledge of shares of the Borrowers or their subsidiaries;

(v)          Any material acquisition, dispositions or pledge of assets, obtaining external financing, or provision of guarantees;

(iv)         Any single external payment of more than $30 million by any Borrower or its subsidiaries;

(vii)        Any engagement or dismissal of auditor; and

(viii)       For so long as the Facilities remain outstanding, the Sponsors shall not receive any dividend or distribution from the Borrowers or any of the Borrowers’ subsidiaries.

Board Observer:	The Administrative Agent will be granted board observation rights with respect to the board of directors (or equivalent body) of each of the Borrowers, on customary and reasonable terms to be agreed.

Maturity Date:	5 years from Closing Date; provided that, if such date is not a business day, the Maturity Date shall be the immediately preceding business day (the “Maturity Date”).

Borrowing Date:	The Closing Date. The Borrower Representative shall request funding of loans under the Facilities by written notice to the Administrative Agent not later than 11:00 A.M. (New York, New York time) three (3) Business Days (to be defined in the Credit Documentation) prior to the Borrowing Date, unless shorter notice is agreed by the Administrative Agent. Such request shall be made in a customary notice of borrowing and shall specify (A) the Borrowing Date, which shall be a Business Day, and (B) the principal amount to be borrowed.

Legal Fees:	Legal fees of the Commitment Party shall be reimbursed as and when provided in the Commitment Letter. Additionally, any reasonable and documented legal fees incurred by the Administrative Agent after the Closing Date in connection with the Facilities shall be payable by Borrowers promptly following demand (accompanied by reasonable back-up documentation) (limited to fees of one primary counsel and one local counsel in each appropriate material jurisdiction).

Closing Fees:	Payable in accordance with the Fee Letter.

Interest:	Calculated on the outstanding principal balance of the Facilities at a per annum rate equal to 3-month LIBOR plus 3.50%.

B-3

Interest on those portions of the loans under the Facilities bearing interest based on LIBOR (“LIBOR Loans”) shall be payable on the 21st day of each fiscal quarter of the Borrowers (provided that, if such date is not a business day, the payment date shall be the immediately preceding business day).

Calculation of Interest:	On the basis of actual number of days elapsed in a 360-day year.

Default Rate:	The interest rate applicable to overdue amounts shall be the interest rate otherwise applicable plus 2.0% per annum.

Amortization:

The Facilities will be subject to annual amortization equal to 20% of the original principal amount thereof, payable in equal quarterly installments, subject to reduction in respect of prepayments as provided below. If the Borrowers elect to undertake a significant restructuring in a nature similar to the proposals disclosed to the Lead Arranger prior to the date of the Commitment Letter, Borrowers may, upon prior written notice to and consent of the Administrative Agent (not to be unreasonably withheld), elect to postpone principal amortization to the third, fourth and fifth years of the Facilities.

At all times prior to the date on which the Borrower has commenced to repay scheduled amortization, the Borrowers or one or more subsidiaries of the Borrowers shall maintain, in bank accounts established at the Bank (defined below), cash balances in an aggregate amount equal to the greater of (x) $50,000,000 and (y) the aggregate amount of principal payments which would have come due as of such date but for the Borrowers’ election to postpone amortization (in each case, in U.S. dollars or the dollar equivalent thereof). If the Borrowers fail to comply with the above covenant then the Borrowers shall cause their direct and indirect subsidiaries to distribute or loan Available Cash (defined above) to, ultimately, the Borrowers for application to the mandatory prepayment of the Facilities until the Facilities have been repaid by the amounts required by the amortization schedule.

Cost and Yield Protection:	Customary for transactions of this type, including without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments of LIBOR loans on a date other than the applicable interest period (or a reasonable approximation thereof calculated in a manner to be agreed in the Credit Documentation), changes in capital adequacy and capital requirements or their interpretation, changes in tax laws, and illegality or unavailability of LIBOR, provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date.

Prepayment:	Prepayments shall be permitted at the option of the Borrowers at any time and in whole or in part, without penalty or premium (other than customary break funding charges in connection with prepayments of LIBOR loans on a date other than the applicable interest period) in an amount of not less than US$ 10 million and integral multiples of US$ 1 million. In order to make prepayment, the Borrower Representative shall provide a written notice to the Administrative Agent at least ten days before the prepayment. All prepayments will reduce the amortization payments in the direct order of the due dates of such amortization payments.

B-4

Bank Accounts:

Prior to the Closing Date, each Borrower will establish bank accounts at China Minsheng Banking Co., Ltd. , at its Hong Kong Branch, Shanghai Pilot Free Trade Zone Branch or Hangzhou Branch or other branches reasonably acceptable to the Administrative Agent (the “Bank”), which accounts shall be subject to the Bank’s monitoring of their banking activities for the benefit of the Lenders.

Within thirty days after the Closing Date (or such longer period as agreed by the Administrative Agent), the Borrowers shall cause SPIL, SciClone Pharmaceuticals International China Holding Limited, and SciClone Pharmaceuticals Hong Kong Ltd. to establish bank accounts at the Bank and compliance with the following terms (the “Cash Management Covenants”): Such accounts of each such member of the group will include (i) a revenue account whereby all its revenue and income shall be deposited and (ii) an operating account from which all its operating expenses shall be transferred. The Borrowers shall arrange for all revenue and income of such members of the group to be deposited in such revenue accounts, and which accounts shall be the only revenue concentration accounts of such members of the group for deposit of its revenue and income. On a monthly basis, such members of the group may transfer not more than US$10 million (or its equivalent in any other currency) (or such other amount as may be agreed by the Bank) in the aggregate from their revenue accounts to their operating accounts in the operating accounts of such members of group for payment of monthly operating expenses in the ordinary course of business of the group and any transfer in excess of US$10 million (or its equivalent in any other currency) shall be subject to the consent of the Bank.

The Borrowers shall not, and shall not permit any of SPIL, SciClone Pharmaceuticals International China Holding Limited, or SciClone Pharmaceuticals Hong Kong Ltd. to establish any other bank accounts other than with the Bank, except accounts established, after consultation with and consent of the Administrative Agent (not to be unreasonably withheld), in jurisdictions in which the Bank does not have branches.

Representations and Warranties:	Limited to the following, made only on the Closing Date, to be applicable to the Borrowers and their Restricted Subsidiaries (to be defined in the Credit Documentation), subject, in each case, to thresholds and exceptions to be agreed in the Credit Documentation: organizational status; good standing, power and authority; due authorization; execution; delivery and enforceability; no violation of, or conflict with law, charter documents or material agreements; litigation; margin regulations; governmental and regulatory approvals; compliance with laws (including the Investment Company Act); PATRIOT Act; OFAC; FCPA; anti-money laundering; anti-bribery; laws applicable to sanctioned persons; accuracy of disclosure in all material respects; financial statements and projections; No Company Material Adverse Effect (as defined in the Acquisition Agreement); taxes; use of proceeds; ERISA compliance; labor matters; subsidiaries; intellectual property; creation, validity, perfection and priority of security interests; environmental laws; properties; and solvency.

B-5

Affirmative Covenants:

Limited to the following (to be applicable to the Borrowers and their Restricted Subsidiaries), subject, in each case, to thresholds and exceptions to be agreed in the Credit Documentation: (a) delivery of annual audited and quarterly unaudited consolidated financial statements of Holdco (together with unaudited financial statements of Opco for such periods, or a “bridge” statement prepared by a Opco financial officer demonstrating the adjustments to Holdco financial statements necessary to reflect the financial position and results of Opco and its subsidiaries) within 120 days of the end of a fiscal year ending after the Closing Date (or 150 days in the first fiscal year ending after the Closing Date) and 60 days of the end of the first three fiscal quarters of a fiscal year ending after the Closing Date and, in connection with the annual financial statements, an annual audit opinion, quarterly financial covenant compliance certificates and other information reasonably requested by the Administrative Agent; (b) notices of material defaults and material litigation; (c) maintenance of assets necessary or desirable in the conduct of business so as not to adversely affect the value of the shares of the Borrowers; (d) maintenance of customary insurance; maintenance of existence and corporate franchises, intellectual property rights and registrations and other rights and privileges; (e) maintenance of books and records; (f) payment of taxes and similar claims; (g) material compliance with laws and regulations (including environmental laws); (h) use of proceeds; (i) changes in lines of business; (j) changes of fiscal year; (k) designation (and redesignation) of unrestricted subsidiaries; (1) KYC requirements; (m) compliance with anti-corruption, anti-money laundering, anti-terrorism, sanctions and federal reserve regulations; (n) Administrative Agent reasonable access to records for inspection, (o) compliance with the Cash Management Covenants, and (p) further assurances.

In addition to the foregoing, if as of third anniversary of the Closing Date, (i) the Borrowers have not either (x) consummated an initial public offering of Opco or Holdco or parent thereof on a stock exchange pursuant to terms to be agreed in the Credit Documentation or (y) reduced the principal balance of the Facilities by the amount required by the amortization schedule (if applicable, as deferred in connection with any tax restructuring) or (ii) the Merger has not been consummated, then the Borrowers shall cause their direct and indirect subsidiaries to distribute or loan Available Cash (defined above) to, ultimately, the Borrowers for application to the prepayment of the Facilities.

Negative Covenants:	Limited to the following (to be applicable to the Borrowers and their Restricted Subsidiaries), subject, in each case, to thresholds and exceptions as may be agreed in the Credit Documentation: Limitations on (a) incurrence of debt, (b) incurrence of liens, (c) merger, dissolution, liquidation and other fundamental changes, (d) disposition of Borrowers’ assets, (e) acquisitions, (f) dividends, distributions and equity repurchases in respect of external investors, (g) transactions with affiliates, (h) organizational changes affecting Lenders, (i) engagement or dismissal of auditors, (j) termination of business, bankruptcy and other insolvency proceedings, (k) loans, financial guarantees and the like, and (1) transfer or pledge of shares of Opco. In addition to the foregoing, none of the Borrowers or any of their subsidiaries shall make any single external payment (i.e. other than to a Borrower or subsidiary thereof) of more than US$30 million or the dollar equivalent thereof without the consent of the Administrative Agent.

B-6

Financial Covenant:

Limited to the following (with EBITDA and other financial definitions to be agreed in the Credit Documentation, in each case, with adjustments customary for leverage financings or otherwise consistent with the Sponsors’ approved projections):

•     Long Term Loan Debt to EBITDA Ratio not to exceed 6.0 to 1.0

Testing periods not more frequently than quarterly and with an initial testing date no earlier than the last day of the first full fiscal quarter ending after the Closing Date.

Equity Cure:	For purposes of determining compliance with the financial covenant, any cash equity contribution (which equity shall be common equity or qualified preferred equity) made (ultimately) to Opco after the end of a fiscal quarter for which the Borrowers are not in compliance with the financial covenant and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower Representative, be included in the calculation of EBITDA for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrowers to be in pro forma compliance with the financial covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the Facilities, and (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the Credit Documentation other than for determining compliance with the financial covenant.

Events of Default:	Limited to the following (to be applicable to the Borrowers and their Restricted Subsidiaries), subject, in each case, to thresholds and exceptions to be agreed in the Credit Documentation: nonpayment of principal, interest or fees (with a grace period of 3 business days for interest, fees and other amounts); failure to comply with negative covenants; failure to perform other covenants subject to a 15-day cure period after notice by the Administrative Agent; incorrectness of representations and warranties in any material respect (subject to the cure rights provided in the Limited Conditionality Provisions); cross event of default (after expiration of any grace periods) and cross acceleration to material indebtedness; bankruptcy and insolvency of the Borrowers and their respective material restricted subsidiaries; material monetary judgments; actual or asserted (by Borrowers) illegality or invalidity of any Credit Documentation; audit qualification; expropriation; repudiation or recession of Credit Documentation by Borrowers; and failure of liens or perfection.

B-7

Assignments and Participations:	After the Closing Date, the Commitment Party will be permitted to make assignments of the Loans with the consent of the Borrower: provided that no consent of the Borrower shall be required (i) while a payment or bankruptcy event of default exists or (ii) in connection with assignments to other Lenders or any of their affiliates or approved funds. The Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice request within 10 business days. Each Lender will also have the right, without consent of the Borrowers, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Each Lender will be permitted to sell participations with voting rights limited to customary significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of US$1,000 will be charged to the assignee or assignor with respect to each assignment unless waived by the Administrative Agent at its sole discretion.

Compliance Certificate:	The Borrower Representative shall provide a Compliance Certificate in the customary form as will be appended to the Credit Agreement together with each delivery of quarterly and annual financial statements to the Administrative Agent. The Compliance Certificate shall be signed by CFO (or other similar officer) of the Borrower Representative.

Documentation:	The Facilities will be governed by a Credit Agreement and other customary loan documents in each case as agreed between the parties and which will contain the conditions precedent, events of default, representation and warranties, positive and negative covenants and financial covenant set forth in the Term Sheet to be attached to the Commitment Letter and shall contain customary increased costs, assignment and transfer of the Loans, information disclosure and set-off provisions consistent with those set forth in the Term Sheet to be attached to the Commitment Letter (to the extent applicable) (“Credit Documentation”).

Indemnification:	The Borrowers will indemnify and hold harmless each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Acquisition, the Facilities, and Borrowers’ use of loan proceeds or the commitments, including but not limited to, reasonable attorneys’ fees and settlement costs; provided that the foregoing indemnity will not apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of any indemnified person or any of its controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a breach of the obligations of such Indemnified Person or any of its controlled affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) arising out of, or in connection with, any proceeding that does not involve an act or omission by the Borrowers or any of the Borrowers’ affiliates and that is brought by an indemnified person against any other indemnified person. The indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Facilities to close.

B-8

Governing law and jurisdiction:	New York

B-9

EXHIBIT C

SciClone Pharmaceuticals. Inc.

Summary of Additional Conditions2

The initial borrowings under the Facilities shall be subject to the following conditions:

1.          No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred [since the date of the Acquisition Agreement].

2.          The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Facilities, shall be consummated in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Party in their capacities as such, unless consented to in writing by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned); provided that any reduction in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Party, but the Borrowers shall reduce the principal amount of the Facilities by the amount of any such reduction.

3.          Holdco and Opco shall have established accounts with the Bank as required by the Term Sheet.

4.          The Lead Arranger shall have received evidence that the Sponsors directly own 100% of the outstanding equity interests in Holdco, that Holdco directly owns 100% of the outstanding equity interests in the Merger Sub, and that the Sponsors have funded or are concurrently funding their equity contributions (including Sponsor Shares Contribution) of no less than US$300 million to be included in the capitalization of Holdco.

5.          Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral in respect of the Facilities shall have been executed and delivered and, if applicable, be in proper form for filing.

6.          The closing of the Facilities shall have occurred on or before the Expiration Date.

7.          Subject to the Limited Conditionality Provisions, (i) the execution and delivery by the Borrowers of the Credit Documentation (including the share pledge agreements covering equity interests in Holdco and the Merger Sub) which shall, in each case, be in accordance with the Commitment Letter and the Term Sheet, and (ii) delivery to the Lenders of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to the Borrowers.

8.          The Administrative Agent shall receive from, or concurrently with, the funding of the Facilities, all fees and expense reimbursement required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter.

9.          The Administrative Agent shall have received a timely borrowing notice in accordance with the Term Sheet.

2 All Capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached.

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10.         The Specified Representations and the Specified Acquisition Agreement Representations shall be accurate in all material respects (subject to the Limited Conditionality Provisions); provided that any Specified Representations qualified by materiality shall be accurate in all respects and any Specified Acquisition Agreement Representations shall be accurate to the extent required under the Acquisition Agreement.

11.         All regulatory approvals necessary for the Merger to occur have been obtained.

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